                                                                    EXHIBIT 12.1


                          PAYLESS SHOESOURCE, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       FOR THE LAST THREE FISCAL YEARS




                                            Jan. 31,    Feb. 1,   Feb. 3,
(Thousands)                                   1998       1997      1996
Earnings Available for Fixed Charges:       --------    -------   -------
Pretax earnings                             $214,348   $179,159   $ 88,932

Fixed Charges (Interest expense plus
  interest component of rent)                 85,345     81,576     88,432
                                            --------   --------   --------
                                            $299,693   $260,735   $177,364
                                            ========   ========   ========

Fixed Charges:

Gross interest expense                      $  1,246   $  1,166   $    979

Interest factor attributable
  to rent expense                             84,099     80,410     87,453
                                            --------   --------   --------
                                              85,345     81,576     88,432
                                            ========   ========   ========
Ratio of Earnings to Fixed Charges               3.5        3.2        2.0
                                            ========   ========   ========


Note: All costs and expenses of the Company relating to special retention costs and the special non-recurring charge associated with the spin-off are included in the above calculation. Excluding these costs, the fixed charge coverage would be 3.6x, 3.4x, and 2.8x, respectively.